UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  September 28, 2009

aVINCI MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-17288	75-2193593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11781 South Lone Peak Parkway, Suite 270 Draper, UT 84020
(Address of principal executive offices) (Zip Code)

801- 495-5700
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of CertainOfficers.

On September 28, 2009, aVinci Media Corporation (the “Company”) appointed Jeff Pirtle to its Board of Directors.  Mr. Pirtle is responsible for the financial operation of Amerivon, as well as administrative functions. Prior to joining Amerivon in 2007, Mr. Pirtle from 2003 to 2007, was the Chief Financial Officer for Vitek Mortgage Group, a mortgage company with 21 offices in Sacramento and Northern California. From 1996 to 2002, he served in a number of different positions with Intel Corporation, ultimately as the Controller of the Optical Products Group where, among other accomplishments, he assisted in the acquisition of six companies with a combined purchase price of $2.5 million.

The Company also appointed John C. Bay as Executive Vice President of Sales and Marketing.  Mr. Bay joins the Company with many years of experience as a business leader in the imaging industry.  For the last two years, Mr. Bay was the Global Chief Marketing Officer for Navico, Inc.  Prior to his service at Navico, Mr. Bay was the Corporate Vice President for North American New Channel Development for Nokia from 2004 to 2007.  From 1988 to 2004, Mr. Bay worked for Eastman Kodak Company, serving in positions with increasing responsibility, including serving as Vice President and National Sales Manager of Output Solutions where he spearheaded the expansion of Eastman Kodak Company’s digital print business.  Among other responsibilities at the Company, Mr. Bay assumed the duties of Mark Petersen, former Vice President of Sales who left the Company to pursue other opportunities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

aVINCI MEDIA CORPORATION: (Registrant)

Date: October 2, 2009	By:	/s/ Chett B. Paulsen
Name: CHETT B. PAULSEN
Title: Chief Executive Officer/President